Exhibit 10.1

EMPLOYMENT AGREEMENT

     This EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of the 6th day of May, 2004 (the “Effective Date”), by and between HUMAN GENOME SCIENCES, INC. (the “Company”), and CRAIG A. ROSEN, Ph.D. (“Executive”).

     1. EMPLOYMENT. The Company shall employ Executive, and Executive shall continue employment with the Company upon the terms and subject to the conditions set forth in this Agreement.

     2. TERM OF EMPLOYMENT. The period of Executive’s employment under this Agreement shall commence on the Effective Date and continue for a period of one (1) year, and shall automatically be renewed for successive one (1) year periods thereafter, unless Executive’s employment is terminated in accordance with Section 5 below or the Company or Executive notifies the other party in writing, no later than ninety (90) days before the next subsequent anniversary of the Effective Date, of its or his intention not to renew the rights and obligations set forth in this Agreement. The period during which Executive is employed with the Company under this Agreement, including all renewal periods, is referred to as the “Employment Period.”

     3. DUTIES AND RESPONSIBILITIES. Executive shall serve as the Acting Chief Operating Officer and President of Research and Development. In such capacity, Executive shall perform such duties and have the power, authority, and functions commensurate with such positions in similarly-sized public companies within the Company’s industry, and have and possess such other authority and functions consistent with such positions as may be assigned to Executive from time to time by the Chief Executive Officer. In addition, Executive is a member of the Board of Directors of the Company (the “Board”) as of the Effective Date and shall continue to serve in that capacity for the balance of his existing term, and the Company will take all commercially reasonable steps, subject to applicable law, to cause Executive to continue to be nominated for reelection to the Board throughout the Employment Period. Executive shall report directly to the Company’s Chief Executive Officer. Except for absences due to temporary illness, during the Employment Period Executive shall devote substantially his full time and efforts to the business of the Company and shall not engage in consulting work or any trade or business activity for his own account or for or on behalf of any other person or entity that, in the reasonable judgment of the Company, competes, conflicts or interferes with the performance of his duties under this Agreement in any way, whether or not such activity is pursued for gain, profit or other pecuniary advantage. Executive will be permitted to serve on the scientific advisory board and/or editorial board of the entities and publications specified on Exhibit A attached hereto, and, subject to approval by the Company’s Chief Executive Officer and each successor Chief Executive Officer, to perform certain duties for third parties that are not associated with the Company, so long as the performance on such boards or of such duties does not compete, conflict or materially interfere with the performance of his duties under this Agreement or result in the violation of any covenant in this Agreement.

     4. COMPENSATION AND BENEFITS.

     (a) BASE SALARY. During the Employment Period, the Company shall pay Executive a base salary at the annual rate of Four Hundred and Two Thousand Dollars ($402,000.00) per year, or such higher rate as may be determined from time to time by the Board (“Base Salary”). Such Base Salary shall be paid in accordance with the Company’s standard payroll practice. Once increased, the Base Salary shall not be reduced.

     (b) ANNUAL BONUS. During the Employment Period, Executive shall be eligible to receive an annual bonus award from time to time at the discretion of the Board; provided, however, that Executive shall receive for each fiscal year ending within the Employment Period a minimum guaranteed bonus award in an amount equal to 10% of Executive’s Base Salary as in effect for such fiscal year which guaranteed amount shall be payable without regard to achievement of performance objectives.

     (c) STOCK INCENTIVES. During the Employment Period, Executive shall be eligible to receive grants of stock options or other equity-based awards from time to time at the discretion of the Board.

     (d) BENEFIT PLANS. Subject to the terms of such plans, Executive shall be eligible to participate in or receive benefits under any pension or profit sharing plan, salary deferral plan, medical,

dental, vision and prescription drug benefit plans, life insurance plan, short-term and long-term disability plans, or any other health, welfare or fringe benefit plan, generally made available by the Company to similarly-situated senior executives.

     (e) VACATION. During the Employment Period, Executive shall be entitled to vacation each year in accordance with the Company’s policies in effect from time to time, but in no event less than four (4) weeks paid vacation per calendar year.

     (f) EXPENSE REIMBURSEMENT. The Company shall promptly reimburse Executive for the ordinary and necessary business expenses incurred by Executive in the performance of his duties in accordance with the Company’s customary practices applicable to its senior executives.

     (g) OTHER PERQUISITES. During the Employment Period, Executive shall be entitled to all perquisites provided by the Company to similarly-situated senior executives, including an automobile allowance at the monthly rate of Five Hundred and Eighty Dollars ($580.00), payable in accordance with the Company’s standard payroll practice for its senior executives.

     5. TERMINATION OF EMPLOYMENT.

     Executive’s employment with the Company may be terminated during the Employment Period under the following circumstances:

     (a) DEATH. Executive’s employment with the Company shall terminate automatically upon Executive’s death.

     (b) TOTAL DISABILITY. The Company may terminate Executive’s employment due to Executive becoming “Totally Disabled.” For purposes of this Agreement, Executive shall be “Totally Disabled” if Executive becomes eligible to receive total disability benefits under the Company’s long-term disability plan. In the absence of Executive’s receipt of such long-term disability benefits, the Board may, in its reasonable discretion based upon appropriate medical evidence, determine that Executive is Totally Disabled if Executive has been physically or mentally incapacitated so as to render Executive incapable of performing the essential functions of Executive’s positions, with or without reasonable accommodation, for ninety (90) calendar days within any one hundred and eighty (180)-day period.

     (c) TERMINATION BY THE COMPANY FOR CAUSE. The Company may terminate Executive’s employment for “Cause” by providing a Notice of Termination for Cause to Executive, as provided herein.

     (i) For purposes of this Agreement, the term “Cause” means any of the following: (A) Executive’s willful and continued failure substantially to perform the duties of his position (other than as a result of disability, as defined in Section 72(m)(7) of the Internal Revenue Code of 1986, as amended, or as defined under the Company’s long-term disability plan, or as a result of termination by Executive for Good Reason), provided that such “Cause” shall have been found by a majority vote of the Board after at least ten (10) days’ written notice to Executive specifying the failure on the part of Executive and giving Executive the opportunity to cure his actions or inactions in the event that they are susceptible to cure within ten (10) days of written notice, an opportunity for Executive to be heard at a meeting of the Board, and delivery of a “Notice of Termination for Cause,” as provided below; (B) any willful act or omission by Executive constituting dishonesty, fraud or other malfeasance, and any act or omission by Executive constituting immoral conduct, which in any such case is injurious to the financial condition or business reputation of the Company; or (C) Executive’s indictment for a felony under the laws of the United States or any state thereof or any other jurisdiction in which the Company conducts business. For purposes of this definition, no act or failure to act shall be deemed “willful” unless effected by Executive not in good faith and without a reasonable belief that such action or failure to act was in or not opposed to the best interests of the Company.

     (ii) For purposes of this Agreement, the phrase “Notice of Termination for Cause”

shall mean a written notice that indicates the specific termination provision(s) in Section 5(c)(i) relied upon, and sets forth in reasonable detail the facts and circumstances which provide the basis for termination for Cause. A termination for Cause shall be effective the date the Notice of Termination for Cause is given to Executive. Any purported termination for Cause which is held by an arbitrator not to have been based on the grounds set forth in this Agreement or not to have followed the procedures set forth in this Agreement shall be deemed a termination by the Company without Cause.

     (d) TERMINATION BY THE COMPANY WITHOUT CAUSE. The Company may terminate Executive’s employment without Cause at any time upon written notice to Executive.

     (e) TERMINATION BY EXECUTIVE. Executive may terminate his employment with or without Good Reason at any time upon written notice to the Company; provided, however, that any termination of employment by Executive without Good Reason, including any Permitted Resignation, as defined in Section 6(d) of this Agreement, or nonrenewal of the Agreement by Executive, that is effected without providing ninety (90) days’ advance written notice to the Company shall be treated as a termination for Cause for purposes of Section 6 of this Agreement.

     (i) For purposes of this Agreement, the term “Good Reason” means, without Executive’s consent: (A) removal from, or failure to be reappointed or reelected to, the Board or Executive’s principal position (other than as a result of a promotion), excluding for this purpose the position of Acting Chief Operating Officer; (B) diminution in Executive’s title, position, duties or responsibilities, or the assignment to Executive of duties that are inconsistent, in a material respect, with the scope of duties and responsibilities associated with Executive’s position under this Agreement; (C) reduction in Executive’s compensation, excluding bonuses (other than the minimum guaranteed bonus provided for under Section 4(b) of this Agreement) and equity compensation; (D) relocation of Executive’s principal workplace to a location which is more than fifty (50) miles from its location on the Effective Date; or (E) any failure by the Company to require any successor to assume the terms of this Agreement in the absence of a successor agreement acceptable to Executive. For purposes of clauses (A), (B) or (C) of the preceding sentence, an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by the Executive shall be excluded. No diminution of title, position, duties or responsibilities shall be deemed to occur solely because the Company becomes a subsidiary of another corporation or due to a change in the reporting hierarchy incident thereto, or due to the Company’s hiring, or promotion of another person to the position, of Chief Operating Officer or Executive’s ceasing to be Acting Chief Operating Officer.

     (ii) A termination of employment by Executive for Good Reason shall be effected by giving the Company written notice (a “Notice of Termination for Good Reason”) of the termination, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provision(s) of this Agreement on which the Executive relies.. A termination of employment by the Executive for Good Reason shall be effective ten (10) business days following the date when the Notice of Termination for Good Reason is given, unless, if applicable, the event constituting Good Reason is remedied by the Company prior to that date. Actions by the Company that constitute Good Reason shall be disregarded in the calculation of termination benefits described in Section 6.

     (iii) A termination of Executive’s employment by the Executive without Good Reason shall be effected by giving the Company ninety (90) days’ advance written notice of the termination.

     (f) DATE OF TERMINATION. The term “Date of Termination” means the earliest of: (i) the date of Executive’s death; (ii) the date on which the Company gives written notice of termination of employment to Executive due to his having become Totally Disabled; (iii) the date on which the termination of Executive’s employment by the Company for Cause or without Cause or by Executive by way of Permitted Resignation or Voluntary Termination, for Good Reason or without Good Reason, is effective; or (iv) the last day before the next subsequent anniversary of the Effective Date after a notice of nonrenewal and termination of employment is given timely by the Company or Executive. Upon Executive’s termination of employment for any reason, Executive shall immediately resign from the Board and from all other offices and positions he holds with the Company and its subsidiary and affiliate companies.

     6. COMPENSATION FOLLOWING TERMINATION OF EMPLOYMENT. In the event that Executive’s employment is terminated, Executive, in lieu of the compensation and benefits described in Section 4 of this Agreement, shall be entitled to the following compensation and benefits upon such termination:

     (a) TERMINATION BY REASON OF DEATH. In the event that Executive’s employment is terminated by reason of Executive’s death, the Company shall pay the following amounts and provide the following benefits to Executive’s beneficiary(ies) or estate, as applicable, as soon as practicable following Executive’s death:

     (i) All accrued but unpaid Base Salary, any earned but unpaid bonuses for any prior period, all accrued but unpaid expenses required to be reimbursed under this Agreement, and all accrued but unused vacation time (collectively referred to as “Accrued Compensation”).

     (ii) All vested benefits under the Company’s benefit plans, policies and programs in which Executive participated, in accordance with the terms of such plans, policies and programs, except to the extent that such benefits are duplicative of benefits provided for under Section 6 of this Agreement (collectively referred to as “Accrued Benefits”).

     (iii) A pro-rata bonus payment for the year in which Executive’s death occurs equal to the amount of Executive’s annual bonus earned for the prior fiscal year multiplied by a fraction, the numerator of which is the number of days during the year that transpired before the Date of Termination and the denominator of which is three hundred sixty-five (365).

     (iv) If Executive’s Date of Termination that results from his death occurs on or after the date that is nine (9) months after the Effective Date (the “Nine-Month Anniversary”), payment of Category I Severance Benefits as defined in Section 6(h) of this Agreement.

     (v) If Executive’s Date of Termination that results from his death occurs before the Nine-Month Anniversary, the Company shall continue to provide coverage for Executive’s eligible dependents, at their sole expense, under the Health Plan (as defined in Section 6(h) of this Agreement), for sixty (60) months after the Date of Termination; provided that they are not eligible to participate in a group health plan of another entity. Executive’s eligible dependents’ right to receive continuation coverage under COBRA shall commence after, and not run coincident with, the continuation coverage provided under this Section 6(a)(v), and such COBRA coverage shall be provided entirely at Executive’s eligible dependents’ expense. Executive’s eligible dependents’ right to receive continuation coverage under this Agreement other than COBRA will terminate upon the earlier of the date specified herein or the date that such dependent first becomes eligible to participate in a group health plan of another entity.

     (b) TERMINATION BY REASON OF TOTAL DISABILITY. In the event that Executive’s employment is terminated by reason of Executive’s Total Disability, the Company shall pay the following amounts and provide the following benefits to Executive:

     (i) All Accrued Compensation and Accrued Benefits.

     (ii) A pro-rata bonus payment for the year in which Executive’s termination of employment due to Total Disability occurs equal to the amount of Executive’s annual bonus earned for the prior fiscal year multiplied by a fraction, the numerator of which is the number of days during the year that transpired before the Date of Termination and the denominator of which is three hundred sixty-five (365). The bonus payment will be paid to Executive as soon as practicable following the Date of Termination.

     (iii) If Executive’s Date of Termination that results from his Total Disability occurs on or after the Nine-Month Anniversary, payment of Category I Severance Benefits as defined in Section 6(h) of this Agreement.

     (iii) If Executive’s Date of Termination that results from his Total Disability occurs before the Nine-Month Anniversary, the Company shall continue to provide coverage for Executive and his eligible dependents, at Executive’s sole expense, under the Health Plan (as defined in Section 6(h) of this Agreement), for sixty (60) months after the Date of Termination; provided that Executive is not eligible to participate in a group health plan of another entity. Executive’s (and his eligible dependents’) right to receive continuation coverage under COBRA shall commence after, and not run coincident with, the continuation coverage provided under this Section 6(b)(iii), and such COBRA coverage shall be provided entirely at Executive’s expense. Executive’s (and his eligible dependents’) right to receive continuation coverage under this Agreement other than COBRA will terminate upon the earlier of the date specified herein or the date that Executive (or such eligible dependent, as applicable) first becomes eligible to participate in a group health plan of another entity.

     The payments and benefits to be made pursuant to Section 6(b)(ii) and (iii) shall be conditioned upon Executive’s complete adherence to the covenants and restrictions in Section 7 of this Agreement, and his prior execution and nonwithdrawal of a release of all claims arising in connection with his employment or termination of employment with the Company, in such form as is used by the Company generally at the time of his termination (the “Release”).

     (c) TERMINATION FOR CAUSE. In the event that Executive’s employment is terminated by the Company for Cause, including for this purpose any Permitted Resignation, as defined in Section 6(d) of this Agreement, or other voluntary termination of employment without Good Reason or nonrenewal of the Agreement by Executive in any such case without providing ninety (90) days’ advance written notice that is treated, pursuant to Section 5(e), as a termination for Cause, the Company shall pay to Executive all Accrued Compensation and Accrued Benefits. In addition, in the event of any termination of employment by Executive without Good Reason, including any Permitted Resignation, or nonrenewal of the Agreement by Executive, that is effected in any such case without providing ninety (90) days’ advance written notice to the Company, the Company shall continue to provide coverage for Executive and his eligible dependents, at Executive’s sole expense, under the Health Plan (as defined in Section 6(h) of this Agreement), for sixty (60) months after the Date of Termination; provided that Executive is not eligible to participate in a group health plan of another entity. Executive’s (and his eligible dependents’) right to receive continuation coverage under COBRA shall commence after, and not run coincident with, the continuation coverage provided under this Section 6(c), and such COBRA coverage shall be provided entirely at Executive’s expense. Executive’s (and his eligible dependents’) right to receive continuation coverage under this Agreement other than COBRA will terminate upon the earlier of the date specified herein or the date that Executive (or such eligible dependent, as applicable) first becomes eligible to participate in a group health plan of another entity.

     (d) RESIGNATION BY EXECUTIVE FOLLOWING THE START DATE OF A NEW CEO. In the event that Executive voluntarily terminates employment, other than for Good Reason, after the start of employment with the Company of a new Chief Executive Officer (referred to as Executive’s “Permitted Resignation”), and provided that Executive provides the Company at least ninety (90) days’ advance written notice, the Company shall pay the following amounts and provide the following benefits to Executive:

     (i) All Accrued Compensation and Accrued Benefits.

     (ii) A pro-rata bonus payment the amount of which will be the amount of Executive’s annual bonus earned for the prior fiscal year multiplied by a fraction, the numerator of which is the number of days during the year of his Permitted Resignation that transpired before the Date of Termination, and the denominator of which is three hundred sixty-five (365). The bonus payment will be paid to Executive as soon as practicable following the Date of Termination.

     (iii) Neither Category I Severance Benefits nor Category II Severance Benefits, as each is defined in Section 6(h) of this Agreement, shall be provided if the Date of Termination that results from Executive’s Permitted Resignation occurs before the earlier of (A) the Nine-Month Anniversary or (B) the date that is six (6) months after the start of employment with the Company of a new Chief Executive Officer (the “CEO Six-Month Anniversary”). However, the Company shall continue to provide coverage for Executive and his eligible dependents, at Executive’s sole expense, under the Health Plan (as defined in Section 6(h) of this Agreement), for sixty (60) months after the Date of Termination; provided that Executive is not eligible to participate in a group health plan of another entity. Executive’s (and his eligible dependents’) right to receive continuation coverage under COBRA shall commence after, and not run coincident with, the continuation coverage provided under this Section 6(d)(iii), and such COBRA coverage shall be provided entirely at Executive’s expense. Executive’s (and his eligible dependents’) right to receive continuation coverage under this Agreement other than COBRA will terminate upon the earlier of the date specified herein or the date that Executive (or such eligible dependent, as applicable) first becomes eligible to participate in a group health plan of another entity.

     (iv) Category I Severance Benefits, as defined in Section 6(h) of this Agreement, shall be provided if the Date of Termination that results from Executive’s Permitted Resignation occurs before the Nine-Month Anniversary but on or after the CEO Six-Month Anniversary.

     (v) Category I Severance Benefits, as defined in Section 6(h) of this Agreement, shall be provided if the Date of Termination that results from Executive’s Permitted Resignation occurs on or after the Nine-Month Anniversary but before the earlier of (A) the CEO Six-Month Anniversary or (B) the first anniversary of the Effective Date.

     (vi) Category II Severance Benefits, as defined in Section 6(h) of this Agreement, shall be provided if the Date of Termination that results from Executive’s Permitted Resignation occurs on or after the first anniversary of the Effective Date, whether or not six (6) months have elapsed since the date the new CEO commenced employment with the Company.

     The payments and benefits to be made pursuant to Section 6(d)(ii), (iv), (v) and (vi) shall be conditioned upon Executive’s complete adherence to the covenants and restrictions in Section 7 of this Agreement, and his prior execution and nonwithdrawal of a Release.

     (e) RESIGNATION BY EXECUTIVE ABSENT A NEW CEO OR GOOD REASON. In the event that Executive voluntarily terminates employment, other than for Good Reason, before the start of employment with the Company of a new Chief Executive Officer (referred to as Executive’s “Voluntary Termination”), and provided that Executive provides the Company at least ninety (90) days’ advance written notice, the Company shall pay the following amounts and provide the following benefits to Executive:

     (i) All Accrued Compensation and Accrued Benefits.

     (ii) A pro-rata bonus payment the amount of which will be the amount of Executive’s annual bonus earned for the prior fiscal year multiplied by a fraction, the numerator of which is the number of days during the year of his termination that transpired before the Date of Termination, and the denominator of which is three hundred sixty-five (365). The bonus payment will be paid to Executive as soon as practicable following the Date of Termination.

     (iii) Neither Category I Severance Benefits nor Category II Severance Benefits, as each is defined in Section 6(h) of this Agreement, shall be provided if the Date of Termination that results from Executive’s Voluntary Termination occurs before the Nine-Month Anniversary. However, the Company shall continue to provide coverage for Executive and his eligible dependents, at Executive’s sole expense, under the Health Plan (as defined in Section 6(h) of this Agreement), for sixty (60) months after the Date of Termination; provided that Executive is not eligible to participate in a group health plan of another entity. Executive’s (and his eligible dependents’) right to receive continuation coverage under COBRA shall commence after, and not run coincident with, the continuation coverage provided under this Section 6(e)(iii), and such COBRA coverage shall be provided entirely at Executive’s expense. Executive’s (and his eligible dependents’) right to receive continuation coverage under this Agreement other than COBRA will terminate upon the earlier of the date specified herein or the date that Executive (or such eligible dependent, as applicable) first becomes eligible to participate in a group health plan of another entity.

     (iv) Category I Severance Benefits, as defined in Section 6(h) of this Agreement, shall be provided if the Date of Termination that results from Executive’s Voluntary Termination occurs on or after the Nine-Month Anniversary but before the first anniversary of the Effective Date.

     (v) Category II Severance Benefits, as defined in Section 6(h) of this Agreement, shall be provided if the Date of Termination that results from Executive’s Voluntary Termination occurs on or after the first anniversary of the Effective Date.

     The payments and benefits to be made pursuant to Section 6(e)(iii), (iv) and (v) shall be conditioned upon Executive’s complete adherence to the covenants and restrictions in Section 7 of this Agreement, and his prior execution and nonwithdrawal of a Release.

     (f) TERMINATION BY THE COMPANY WITHOUT CAUSE OR BY EXECUTIVE WITH GOOD REASON. In the event that Executive’s employment is terminated by the Company for reasons other than death, Total Disability, Cause or nonrenewal, or Executive terminates his employment for Good Reason, the Company shall pay the following amounts and provide the following benefits to Executive:

     (i) All Accrued Compensation and Accrued Benefits.

     (ii) A pro-rata bonus payment the amount of which will be the amount of Executive’s annual bonus earned for the prior fiscal year multiplied by a fraction, the numerator of which is the number of days during the year of his termination that transpired before the Date of Termination, and the denominator of which is three hundred sixty-five (365). The bonus payment will be paid to Executive as soon as practicable following the Date of Termination.

     (iii) Category II Severance Benefits, as defined in Section 6(h) of this Agreement, shall be provided; provided, however, that, notwithstanding the provisions of Section 6(h)(ii)(B) to the contrary, vesting of Executive’s outstanding stock options will cease upon Executive’s acceptance of employment with a for-profit employer but the twenty-five (25)-month exercise period applicable to vested options granted prior to the Effective Date would continue to apply.

     The payments and benefits to be made pursuant to Section 6(f)(ii) and (iii) shall be conditioned upon Executive’s complete adherence to the covenants and restrictions in Section 7 of this Agreement, and his prior execution and nonwithdrawal of a Release.

     (g) NONRENEWAL. In the event of termination of Executive’s employment with the Company upon nonrenewal of the Agreement, the Company shall pay the following amounts and provide the following benefits to Executive:

     (i) All Accrued Compensation and Accrued Benefits.

     (ii) Category II Severance Benefits, as defined in Section 6(h) of this Agreement, shall be provided.

     (iii) A pro-rata bonus payment for the year in which the Date of Termination occurs equal to the amount of Executive’s annual bonus earned for the prior fiscal year multiplied by a fraction, the numerator of which is the number of days during the year that transpired before the Date of Termination and the denominator of which is three hundred sixty-five (365). The bonus payment will be paid to Executive as soon as practicable following the Date of Termination.

     The payments and benefits to be made pursuant to Section 6(g)(ii) and (iii) shall be conditioned upon Executive’s complete adherence to the covenants and restrictions in Section 7 of this Agreement, and his prior execution and nonwithdrawal of a Release.

     Notwithstanding the above, the compensation and benefits set forth in this Section 6(g) shall not be payable to Executive in the event of any nonrenewal of the Agreement by Executive that is effected without providing ninety (90) days’ advance written notice to the Company and which, therefore, is treated, pursuant to Section 5(e), as a termination for Cause.

     (h) SEVERANCE CATEGORIES. For purposes of this Agreement, the following terms shall have the following meanings.

     (i) “Category I Severance Benefits” shall consist of:

     (A) Continuation of Executive’s Base Salary during the twelve (12)-month period that commences on the Date of Termination (the “12-Month Salary Continuation Period”). Such payments shall be paid at the same time and in the same manner as Base Salary would have been paid if Executive had remained actively employed by the Company until the end of the 12-Month Salary Continuation Period.

     (B) Executive shall continue to vest in all outstanding stock options granted prior to the Effective Date, in accordance with the vesting schedules set forth in the applicable award agreements, during the 12-Month Salary Continuation Period. Executive, or his estate as applicable, shall have thirteen (13) months after the Date of Termination to exercise all vested stock options granted prior to the Effective Date, but in no event may Executive or his estate exercise any stock option beyond its term stated in the applicable award agreement. The provisions of this Agreement serve to amend any provision in an applicable award agreement to the contrary.

     (C) During the 12-Month Salary Continuation Period, the Company shall continue to provide coverage for Executive and his eligible dependents, at Company’s sole expense, under the Company’s group health plan, within the meaning of Section 607 of the Employee Retirement Income Security Act of 1974, as amended, in which Executive and his eligible dependents were participating as of the Date of Termination (the “Health Plan”); provided that Executive is not eligible to participate in a group health plan of another entity. Upon expiration of the 12-Month Salary Continuation Period until the fifth anniversary of the Date of Termination, the Company shall continue to provide coverage to Executive and his eligible dependents under the Health Plan at Executive’s sole expense; provided that Executive is not eligible to participate in a group health plan of another entity. Executive’s (and his eligible dependents’) right to receive continuation coverage under COBRA shall commence after, and not run coincident with, the continuation coverage provided under this Section 6(h)(i)(C), and any such COBRA coverage shall be provided entirely at Executive’s expense. Executive’s (and his eligible dependents’) right to receive continuation coverage under this Agreement other than COBRA will terminate upon the earlier of the date specified herein or the date that Executive (or such eligible dependent, as applicable) first becomes eligible to participate in a group health plan of another entity.

     (ii) “Category II Severance Benefits” shall consist of:

     (A) Continuation of Executive’s Base Salary during the eighteen (18)-month period that commences on the Date of Termination (the “18-Month Salary Continuation Period”). Such payments shall be paid at the same time and in the same manner as Base Salary would have been paid if Executive had remained actively employed by the Company until the end of the 18-Month Salary Continuation Period.

     (B) Executive shall continue to vest in all outstanding stock options granted prior to the Effective Date, in accordance with the vesting schedules set forth in the applicable award agreements, during the twenty-four (24)-month period that commences on the Date of Termination. Executive, or his estate as applicable, shall have twenty-five (25) months after the Date of Termination to exercise all vested stock options granted prior to the Effective Date, but in no event may Executive or his estate exercise any stock option beyond its term stated in the applicable award agreement. The provisions of this Agreement serve to amend any provision in an applicable award agreement to the contrary.

     (C) During the 18-Month Salary Continuation Period, the Company shall continue to provide coverage for Executive and his eligible dependents under the Health Plan at Company’s sole expense; provided that Executive is not eligible to participate in a group health plan of another entity. Upon expiration of the 18-Month Salary Continuation Period until the fifth anniversary of the Date of Termination, the Company shall continue to provide coverage to Executive and his eligible dependents under the Health Plan at Executive’s sole expense; provided that Executive is not eligible to participate in a group health plan of another entity. Executive’s (and his eligible dependents’) right to receive continuation coverage under COBRA shall commence after, and not run coincident with, the continuation coverage provided under this Section 6(h)(ii)(C), and any such COBRA coverage shall be provided entirely at Executive’s expense. Executive’s (and his eligible dependents’) right to receive continuation coverage under this Agreement other than COBRA will terminate upon the earlier of the date specified herein or the date that Executive (or such eligible dependent, as applicable) first becomes eligible to participate in a group health plan of another entity.

     7. RESTRICTIVE COVENANTS.

     (a) CONFIDENTIAL INFORMATION. Executive shall at all times hold in a fiduciary capacity for the benefit of the Company all secret, confidential or proprietary information, knowledge or data relating to the Company, and its respective businesses, which shall have been obtained by Executive during Executive’s employment by the Company and which shall not be or become public knowledge (other than by acts by Executive or representatives of Executive in violation of this Agreement) including, but not limited to, the following: (i) gene and protein sequences; (ii) biological data; (iii) clones and biologic materials; (iv) laboratory, pre-clinical and clinical experiments and studies; (v) performance characteristics of the Company’ products; (vi) marketing plans, business plans, strategies, forecasts, budgets, projections and costs; (vii) gene sequencing techniques and reagents; (viii) bioinformatics; (ix) personnel information; (x) customer, vendor and supplier lists; (xi) customer, vendor and supplier needs, transaction histories, contacts, volumes, characteristics, agreements and prices; (xii) promotions, operations, sales, marketing, and research and development; (xiii) business operations, internal structures, and financial affairs; (xiv) systems and procedures; (xv) pricing structure of the Company’ services and products; (xvi) proposed services and products; (xvii) contracts with other parties; and (xviii) any other information that the Company is obligated by law, rule or regulation to maintain as confidential (the “Confidential Information”). During Executive’s employment with the Company and after termination of such employment at any time or for any reason, and regardless of whether any payments are made to Executive under this Agreement as a result of such termination, Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any Confidential Information to any person other than the Company and those designated by it or use any Confidential Information except for the benefit of the Company. Immediately upon termination of Executive’s employment with the Company at any time or for any reason, Executive shall return to the Company all Confidential Information, including, but not limited to, any and all copies, reproductions, notes or extracts of Confidential Information.

     (b) COMPETITIVE BUSINESSES. During the eighteen (18)-month period following the Date of Termination, Executive shall be permitted, directly or indirectly, to engage in or assist others in engaging in a business which, at the Date of Termination, is in competition with the Company or any of its subsidiary or affiliate companies, whether as an owner, officer, director, employee, consultant, partner or agent, until such time, if any, as the organization or person engaged in such competitive business owns a product approved by the Food and Drug Administration (“FDA”) that is in direct competition with a product of the Company or any of its subsidiary or affiliate companies approved by the FDA and sold by the Company or any of its subsidiary or affiliate companies, in which event Executive shall terminate Executive’s relationship with such organization or person within ten (10) business days following the date Executive becomes aware of such competitive situation. Notwithstanding the foregoing, in no event shall it be a violation of this Section 7(b) for Executive to enter the employ of, or render any services to, whether as an owner, officer, director, employee, consultant, partner or agent, any person, firm, entity or corporation engaged in any not-for-profit business or any academic institution.

     (c) SOLICITATION OF EMPLOYEES. During Executive’s employment with the Company and for a period of twelve (12) months after the Date of Termination, Executive shall not solicit, participate in or promote the solicitation of any person who was employed by the Company or any of its subsidiary or affiliate companies at the time of the Date of Termination to leave the employ of the Company or any of its subsidiary or affiliate companies, or, on behalf of himself or any other person, hire, employ or engage any such person. Executive further agrees that, during such time, if an employee of the Company or any of its subsidiary or affiliate companies contacts Executive about prospective employment, Executive will inform such employee that he cannot discuss the matter further without informing the Company.

     (d) COMPANY’S RIGHT TO INTELLECTUAL PROPERTY. Executive shall promptly disclose to the Company, for its sole use and benefit, any and all inventions, ideas, discoveries, information, works of authorship, proposals, drawings, plans, schematics, computer software or programs, know-how, processes, formulas, designs, data, improvements or revisions (collectively, “Inventions”), whether or not copyrightable or patentable, which he/she may, in whole or any part, make, devise, conceive, create, design, invent, develop, reduce to practice or discover, either solely or jointly with another or others (whether or not Company personnel), during his employment by the Company (whether at the request or upon the suggestion of the Company or otherwise, and whether during or outside of normal working hours), which relate to, or are capable of use in connection with, the business of the Company or its subsidiary or affiliate companies and/or those which result directly or indirectly, in whole or in part, from use of the time, facilities, materials or information of the Company, together with all patent applications, letters patent, copyrights and reissues thereof that may at any time be granted for or upon any such Inventions. Executive further agrees to assign, grant and convey, and hereby assigns, grants and conveys, to the Company all of the rights, titles and interests in and to any and all such Inventions that Executive, in whole or in part, has or may acquire in such Inventions. Executive agrees that the Company will be the sole owner of all patents, copyrights, trademarks and other intellectual property rights in connection therewith, and agrees to take all such actions as may be requested by the Company with respect to any such Inventions to confirm or evidence such assignment, transfer, conveyance or ownership, and to assist in the Company’ maintenance, enforcement, license, assignment, transfer, or conveyance of such rights. In connection therewith:

     (i) Executive shall without charge, but at the expense of the Company, promptly at all times hereafter execute and deliver such applications, assignments, descriptions and other instruments as may be reasonably necessary or proper in the opinion of the Company to vest title to any such inventions, improvements, technical information, patent applications, patents, copyrights or reissues thereof in the Company and to enable it to obtain and maintain the entire right and title thereto throughout the world; and

     (ii) Executive shall render to the Company at its expense (including reimbursement to the Executive of reasonable out-of-pocket expenses incurred by the Executive and a reasonable payment for the Executive’s time involved in case he is not then in its employ) all such assistance as it may require in the prosecution of applications for said patents, copyrights or reissues thereof, in the prosecution or defense of interferences which may be declared involving any said applications, patents or copyrights and in any litigation in which the Company may be involved relating to any such patents, inventions, improvements or technical information.

     8. INDEMNIFICATION. The Company will continue to cover Executive under its directors’ and officers’ insurance policy following the Date of Termination for a period of time equal to the applicable statute of limitations. The Company shall indemnify and hold Executive harmless to the same extent it indemnifies its other officers and directors under its by-laws, in respect of any liability, damage, cost or expense (including reasonable attorneys’ fees) actually and reasonably incurred in connection with the defense of any claim, action, suit or proceeding to which Executive is a party by reason of Executive’s being or having been an officer or director of the Company or any subsidiary or affiliate thereof, or Executive’s serving or having served at the request of such other entity as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, business organization, enterprise or other entity, including service with respect to employee benefit plans. Without limiting the generality of the foregoing, the Company shall pay the expenses (including reasonable attorneys’ fees) actually and reasonably incurred in defending any such claim, action, suit or proceeding in advance of its final disposition, upon receipt of Executive’s undertaking to repay all amounts advanced unless it is ultimately determined that Executive is entitled to be indemnified under this Section.

     9. ARBITRATION; EQUITABLE RELIEF.

     (a) ARBITRATION. Any controversy, dispute or claim of whatever nature arising out of, or in relation to, the Company’s and Executive’s relationship as provided in this Agreement, shall be resolved first by prompt, informal, good faith negotiations by the parties. If a mutually satisfactory resolution is not reached by such good faith negotiations within forty-five (45) days, the parties agree that such controversy, dispute or claim shall be resolved exclusively through final and binding arbitration before a single neutral arbitrator selected jointly by the parties. If the parties are unable to agree on a single arbitrator, each of the Company and Executive shall select an arbitrator, and those arbitrators will jointly select a third, who will arbitrate the dispute. The arbitrator must be a former judge, and the arbitration shall be conducted in accordance with the rules of JAMS/ENDISPUTE then in effect. The arbitration shall take place in Rockville, Maryland. The Company will pay the direct costs and expenses of the arbitration. The Company and Executive will each separately pay its counsel fees and expenses; provided, however, the Company shall reimburse Executive for his reasonable costs (including without limitation, attorneys’ fees) incurred if Executive succeeds on the merits with respect to a material breach of this Agreement and Executive is not found to be in material breach. The parties agree that any award rendered by the arbitrator shall be final and binding, and that judgment upon the award may be entered in any court having jurisdiction thereof. The provisions of this Section 9 shall survive the expiration or termination of this Agreement and of Executive’s employment.

     (b) EQUITABLE RELIEF. The parties further acknowledge and agree that, due to the Company’s business, the Executive’s breach any of the covenants set forth in Section 7 of this Agreement would cause significant hardship to the Company and immediate, material and irreparable injury and damage for which there is no adequate remedy at law. Accordingly, in the event of a breach, or threatened breach, by Executive of the provisions of Section 7 of this Agreement, the Company shall be entitled immediately to seek, and nothing in this Section 9 shall preclude the Company from seeking, enforcement of Section 7 of this Agreement in a court of competent jurisdiction by means of a decree of specific performance, an injunction without the posting of a bond or the requirement of any other guarantee, and any other form of equitable relief, and that the Company is entitled to recover from Executive the costs and attorneys’ fees it incurs to obtain such equitable relief (including an injunction) or any other damages for a breach of Section 7 of this Agreement. This provision is not a waiver of any other rights, which the Company may have under this Agreement, including the right to recover money damages for any other claim at law or in equity.

     (c) The provisions of this Section 9 shall survive the expiration or termination of this Agreement and of Executive’s employment.

     10. LEGAL FEES. Company agrees to reimburse Executive for all legal and professional fees and costs incurred by the Executive in connection with the negotiation and preparation of this Agreement, but in no event to exceed Ten Thousand Dollars ($10,000.00).

     11. WITHHOLDING OF TAXES. The Company may withhold from any compensation and benefits payable under this Agreement all applicable federal, state, local, or other taxes.

     12. ASSIGNMENT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns. This Agreement shall not be assignable by

Executive (but any payments due under this Agreement which would be payable at a time after Executive’s death shall be paid to Executive’s designated beneficiary or, if none, his estate). The Company shall require any successor, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, the term “Company” shall mean both the Company as defined above and any such successor.

     13. ENTIRE AGREEMENT; NON-DUPLICATION OF BENEFITS. This Agreement, together with the Company’s Key Executive Severance Plan (the “Severance Plan”), shall constitute the entire understanding of the parties with respect to the subject matter herein and shall supersede any and all existing oral or written agreements, representations, or warranties between Executive and the Company or any of its subsidiaries or affiliated entities relating to the terms of Executive’s employment by the Company including, without limitation, that certain employment agreement between the Company and Executive entered into on October 5, 1992. In the event that Executive is entitled to benefits under the Severance Plan and this Agreement, he shall be entitled to the better benefits of the two, determined in the aggregate and in his discretion, and in no event will he be entitled to benefits under both this Agreement and the Severance Plan.

     14. AMENDMENT. This Agreement shall not be amended except by a written agreement signed by both parties.

     15. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland applicable to agreements made and to be performed in that State, without regard to its conflict of laws provisions.

     16. REQUIREMENT OF TIMELY PAYMENTS. If any amounts which are required, or determined to be payable or reimbursable, to Executive under this Agreement are not so paid promptly at the times provided herein, such amounts shall accrue interest, at the applicable Federal short-term rate in effect under Internal Revenue Code Section 1274(d) as of the date such amount first became due to Executive, compounded annually, from the date such amounts were required or determined to have been payable or reimbursable to Executive, until such amounts and any interest accrued thereon are finally and fully paid, provided, however, that in no event shall the amount of interest contracted for, charged or received hereunder, exceed the maximum non-usurious amount of interest allowed by applicable law.

     17. NOTICES. Any notice, consent, request or other communication made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given upon receipt when delivered by hand or by overnight courier, or three (3) days after deposit in the U.S. mail by registered or certified mail, return receipt requested, with proper postage affixed, to the parties at their following respective addresses or at such other address as each may specify by notice to the others in accordance with this Section. Notices to the Company shall be addressed to the Secretary of Human Genome Sciences, Inc. at 14200 Shady Grove Road, Rockville, Maryland 20850. Notices to the Executive shall be addressed to Executive’s address as reflected on Company’s personnel records.

     18. MISCELLANEOUS.

     (a) WAIVER. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

     (b) NO DUTY TO MITIGATE. The Company agrees that, if Executive’s employment with the Company terminates, Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to or in respect of Executive by the Company pursuant to this Agreement. Further, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by Executive as the result of employment by another employer or by retirement benefits.

     (c) TERMINATION OF AGREEMENT. This Agreement shall terminate upon the termination of Executive’s employment, except that terms of this Agreement which must survive the termination of this Agreement in order to be effectuated (including the provisions of Sections 6, 7, 8, 9, 13 and 15) shall survive until, by their terms, such provisions are no longer operative. Upon the termination of the Executive’s employment, Executive consents to the notification by the Company to the Executive’s new employer of Executive’s obligations under this Agreement.

     (d) SEPARABILITY. If any portion of this Agreement shall be found to be invalid or contrary to public policy, the same may be modified or stricken by a court of competent jurisdiction, to the extent necessary to allow the court to enforce such provision in a manner which is as consistent with the original intent of the provision as possible. If any term or provision of this Agreement is declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such term or provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

     (e) HEADINGS. Section headings are used herein for convenience of reference only and shall not affect the meaning of any provision of this Agreement.

     (f) RULES OF CONSTRUCTION. Whenever the context so requires, the use of the singular shall be deemed to include the plural and vice versa.

     (g) COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts will together constitute but one Agreement.

(Signature page follows)

     IN WITNESS WHEREOF, this Agreement is EXECUTED and EFFECTIVE as of the day set forth above.

CRAIG A. ROSEN, Ph.D.		WITNESS:

(“Executive”)

/s/ Craig A. Rosen, Ph.D.		/s/ Cynthia B. Thir

Craig A. Rosen, Ph.D.		Cynthia B. Thir

HUMAN GENOME SCIENCES, INC.		ATTEST:
(“Company”)

By:	/s/ Susan Bateson McKay	/s/ Shelly D’Amico

	Susan Bateson McKay	Shelly D’Amico

Title:	Senior Vice President, HR

EXHIBIT A

PERMITTED RELATIONSHIPS

     The Company agrees that, during the Employment Period and provided that such service does not materially interfere with the performance of his duties to the Company, Executive may serve on the Scientific Advisory Boards for the Wistar Institute and the Institute for Human Virology, and on the editorial boards of the following publications:

     None